Exhibit 99.1

Jacobs Signs Agreement to Acquire Babtie Group Ltd.

PASADENA, Calif.—(BUSINESS WIRE)—July 12, 2004—Jacobs Engineering Group Inc. (NYSE:JEC) announced today that they have signed a definitive agreement to acquire Babtie Group Ltd.

Officials did not disclose the terms of the deal, which they expect to close in August pending the completion of a required governmental approval.

Babtie is a leading technical and management consultancy operating in the infrastructure, buildings, environmental, defense, energy, and government outsourcing markets in the United Kingdom and internationally. With headquarters in Glasgow, Scotland, their 3,500 people operate in the U.K., Ireland, the Czech Republic, India, Hong Kong, and Singapore.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally. In Europe, Jacobs is a leading engineering contractor serving the buildings, infrastructure, oil & gas, pharmabio, and high tech markets with a staff of over 5,500.

In making the announcement, Babtie Chief Executive Bill Mitchell stated, “We are excited about this opportunity to become part of a global leader where we can continue to grow in the markets we now serve and expand into new ones. There is distinct synergy between the core values of Jacobs and Babtie — we both believe in developing long-term relationships with clients and nurturing the skills of our people — and I am convinced that the quality of our skills brings added value to Jacobs.”

Jacobs Chief Executive Officer Noel Watson added, “We are committed to establishing a leadership position in the global infrastructure market, and we see adding Babtie as a key element in achieving that goal. Merging our talents, experience, and client base enables us to capture work not otherwise possible as separate companies. The combined power of this team is good for the employees and clients of both companies.”

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

Contact:

Jacobs Engineering Group Inc.

John W. Prosser, Jr., 626-578-6803

Senior VP, Finance and Administration